Exhibit 99.1

Essex Property Trust, Inc. Announces Sale of Common Stock

Under Equity Distribution Agreement

Palo Alto, CA—May 20, 2015— Essex Property Trust, Inc. (NYSE: ESS) (“Essex”) announced today that it has agreed to sell and Citigroup Global Markets Inc. (“Citigroup”) has agreed to purchase as underwriter 250,000 shares of common stock pursuant to a terms agreement under Essex’s equity distribution agreement with Citigroup. Essex intends to use the net proceeds of this offering for general corporate purposes, which may include the repayment of indebtedness and funding working capital. The offering is expected to close on May 26, 2015.

The offering is being made pursuant to an effective registration statement on Form S-3 previously filed with the Securities and Exchange Commission. Copies of the prospectus supplement, the accompanying base prospectuses and the free writing prospectus related to this offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (tel: 800-831-9146).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities described above in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Essex Property Trust, Inc.

Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 241 apartment communities with an additional 12 properties in various stages of active development or in the initial leasing phase. Additional information about Essex can be found on the Company’s web site at www.essex.com.

Contact Information

Barb Pak

Vice President of Finance & Investor Relations

(650) 494-3700

bpak@essex.com

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743

www.essex.com